FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Charles D. Christy
Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER OF $8.9 MILLION
ATLANTA, GA (July 20, 2017) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported financial results for the quarter ended June 30, 2017.
HIGHLIGHTS:

•	Net income of $8.9 million, or $0.33 per diluted share, an increase of $2.2 million, year over year, and decreased $1.6 million, as compared to the previous quarter

•	Total revenues of $74.6 million, an increase of $7.9 million, year over year, and a decrease of $378,000 as compared to the prior quarter

•	Net interest income of $33.7 million grew by $1.9 million and $1.5 million, year over year, and compared to the prior quarter

•	Noninterest income of $35.1 million grew by $5.1 million, year over year, and decreased by $2.3 million compared to the prior quarter

•	Book value per common share of $14.21 grew by $1.04 and $0.12, year over year, and compared to the prior quarter

•	Total assets of $4.6 billion increased by $78.2 million, or 1.7%, during the quarter

•	Total loans of $3.7 billion increased by $10.8 million, or 0.3%, during the quarter

•	Total deposits of $3.9 billion increased by $144.7 million, or 3.9%, during the quarter

•	Loans serviced for others of $9.9 billion grew by $323.0 million, or 3.4%, during the quarter

Fidelity's Chairman and CEO, Jim Miller, said, “We are pleased to see continued topline revenue growth generated by our ability to grow earning assets while operating basically in a flat curve environment. In 2017, we launched a number of project initiatives. Substantial investments were made in building out our Wealth Management sales force, mortgage expansion in Florida, and putting in place the talent, back office operations, and technology infrastructure that will enable us to be a much larger bank. Consequently though, efficiencies and sales will follow. It is worth noting that the flat commercial lending market and long-term loan structures have been difficult for us as we are fundamentally conservative and steer away from speculative real estate and what we call give-away interest rates. Nevertheless, we continue to focus our full attention on lending to businesses. We want our balance sheet to be more diversified.

We plan for further interest rate increases and expect the economy to become stronger despite overbuilding in the apartment market.”

Fidelity’s President, Palmer Proctor, added, “The project initiatives and revenue expansion investments that we have implemented will allow us to be more nimble and efficient as we enhance our technology and operating capacity. This in turn will help us provide more organic growth in existing and new markets, provide the capability for more strategic acquisitions, and most importantly, provide long-term shareholder value.”

BALANCE SHEET
Total assets of $4.6 billion at June 30, 2017, represent an increase of $78.2 million, or 1.7%, compared to March 31, 2017. The increase in total assets for the quarter was primarily driven by a net increase in cash and cash equivalents of $75.6 million, provided by the increase in total deposits of $144.7 million, or 3.9%. The excess cash from deposit marketing campaigns was used to pay off $75.0 million in FHLB advances during the quarter.
Loans
Total loans of $3.7 billion at June 30, 2017, increased by $10.8 million, or 0.3%, as compared to March 31, 2017. During the quarter, loans held for investment decreased by $22.8 million, or 0.7%, to $3.3 billion. Consistent with industry trends influenced by rising interest rates, loan production has slowed in the indirect automobile and commercial portfolios. The Bank continues to generate organic new business, evidenced by average loan balances increasing by $17.8 million, as compared to March 31, 2017, as well as leveraging its expansion into new markets, as shown through solid production in the residential mortgage and HELOC portfolios. Loans held for sale grew by $33.6 million, or 9.3%, during the quarter to $394.7 million, primarily due to seasonally higher mortgage originations for the quarter as the peak summer homebuying season started.
Asset Quality
Credit quality of the loan portfolio continued to improve during the quarter. Non-performing assets decreased by $3.5 million, or 5.8%, as compared to March 31, 2017. The ORE and repossessions balance of $11.2 million decreased by $1.8 million, or 13.7%, during the quarter and is now at the lowest level in over 10 years. Delinquent loan balances, were down from the prior linked-quarter, and are near historic lows.
On a linked-quarter basis, the provision for loan losses decreased by $1.4 million, as net charge-offs decreased by $586,000 compared to the previous quarter. Annualized net charge-offs improved to 0.09% from 0.16% of total loans as compared to the prior quarter as successful collection and recovery efforts drove net recoveries in the commercial and construction portfolios.
Year over year, the provision for loan losses of $750,000 recorded for the quarter represented a decrease of $2.4 million compared to the same quarter a year ago. The primary reason for the lower provision for loan losses was overall improved credit quality and lower net loan charge-offs for the quarter, led primarily by recoveries in the construction and commercial portfolios.
Fair Value Adjustments
Loan servicing rights increased during the quarter by $3.2 million, or 3.0%, to $108.2 million. Mortgage servicing rights (MSRs), the primary component of loan servicing rights, contributed the majority of the change, increasing by $3.4 million, slightly offset by the change in indirect and SBA loan servicing rights for the quarter.
The increase in MSRs was primarily driven by increased sales of mortgage loans with servicing retained to $573.8 million for the quarter, an increase of $76.9 million, or 15.5%, in comparison to the prior linked-quarter. This increase was partially offset by a slight increase in impairment during the quarter as a result of higher early prepayments and lower mortgage rates. Early prepayments were higher for the quarter, primarily due to sales and purchases of new homes. Slightly lower mortgage rates also contributed to payoffs for refinances during the quarter.
The current estimated fair market value of the MSR was $97.8 million at June 30, 2017, an excess of $3.0 million over the net carrying value recorded. If interest rates trend upward, the fair market value would theoretically increase with a corresponding decrease in early prepayment expectations and some portion of the cumulative impairment recorded may be recovered. However, the value of the MSR is highly dependent on current market rates so any interest rate volatility could significantly impact the value of the asset and the recorded impairment, either positively or negatively.
Fair value gains on the portfolio of mortgage loans held for sale, interest rate lock commitments (IRLCs) and hedge items was $13.9 million at June 30, 2017, an increase of $2.4 million, or 20.3%, during the quarter.

The increase was primarily attributable to the increase in mortgage loans held for sale as the gross pipeline of locked loans to be sold decreased slightly by quarter end as summer home buying began to taper. Since the Bank hedges its mortgage pipeline and held for sale portfolio, the volatility of these items due to interest rate movements collectively should be minimal.
Deposits
Total deposits increased by $144.7 million, or 3.9%, during the quarter to $3.9 billion. The majority of this increase occurred in the demand and money market category which increased by $114.1 million, or 8.6%, including $55.3 million in the Florida branches. Florida deposits now comprise 20.3% of total deposits. The remainder of the increase was driven by an increase in noninterest bearing demand deposits which rose by $77.6 million, or 7.7%, to end the quarter at $1.1 billion. Core deposit balances continue to grow. The increase in core deposits was partially offset by decreases of $45.1 million and $1.9 million, in the savings and time deposit categories, respectively.
INCOME STATEMENT
Net Income
On a linked-quarter basis, net income was $1.6 million, or 15.5%, lower. Net interest income increased by $1.5 million due to an increase in total interest-earning assets, and provision for loan losses was lower by $1.4 million due to improved credit quality. These increases were offset by a decrease of $2.3 million in noninterest income, primarily created by lower gains on loan sales and a non-recurring gain recorded in the previous quarter, and an increase of $4.0 million in noninterest expense stemming from increased salaries and benefits, commission costs due to the increase in mortgage production, and professional and other services, as further described below.
As compared to the same quarter a year ago, net income increased by $2.2 million, or 33.8%, to $8.9 million. The increased earnings was primarily the result of higher earning assets that contributed to an additional $1.9 million in net interest income, $7.7 million in noninterest income from mortgage banking activities, and $2.4 million less in provision for loan losses due to improved credit quality from a year ago. These increases in earnings were partially offset by changes in noninterest expense of $6.4 million due to increased salaries and benefits, commissions from higher production, and professional and other services.
Interest Income
On a linked-quarter basis, interest income increased by $1.9 million, or 5.1%, primarily driven by an increase of 10 basis points in the yield on loans and growth in average loans of $17.8 million. Additionally, the interest income from excess fed funds sold and interest-bearing deposits with banks increased by $497,000, or 141.6%, for the quarter. The planned change in mix of interest-earning assets occurred due to a relatively larger increase in cash held in bank deposits during the quarter as compared to other higher-yielding interest-earning assets. Excess cash from the money market deposit campaign will be used to pay off short-term borrowings in future quarters.
Interest income of $39.6 million for the quarter increased by $2.8 million, or 7.5%, as compared to the same period in the prior year. This increase was primarily driven by an increase of average loans of $145.1 million, or 4.0%. Also contributing to the year over year increase in interest income was an increase of 9 basis points in the yield on loans, primarily in the commercial and construction loan portfolios due to three increases of 25 basis points in the prime rate over the past twelve months, including an increase effective June 15, 2017 which will be fully reflected in the third quarter.
Interest Expense
On a linked-quarter basis, interest expense increased by $424,000, or 7.8%, primarily due to an increase in average interest-bearing deposits of $87.8 million, or 3.2%. The Bank continued its deposit marketing campaign, primarily in the Florida markets, which has been focused on attracting money market deposits. In addition, the rate paid increased by 4 basis points as compared to the prior linked-quarter as a result of the impact of the three 25 basis point increases in the prime rate over the past six months, including an increase effective

June 15, 2017, which will be fully reflected in the third quarter.
Interest expense for the quarter of $5.8 million reflects an increase of $869,000, or 17.5%, as compared to the same quarter a year ago, primarily due to an increase in interest expense on deposits. As a result, average interest-bearing deposits for the quarter increased by $232.1 million, or 9.1%, as the Bank's deposit marketing campaign continued. Also contributing to the year over year increase in interest expense was an increase of 5 basis points in the rate paid on interest-bearing deposits. Other short-term borrowings also experienced an increase in the rate paid for the quarter, which was 32 basis points higher as a result of the impact of the three 25 basis point increases in the prime rate in the past twelve months previously mentioned.
Net Interest Margin
On a linked-quarter basis, net interest income (tax equivalent) grew by $1.5 million, or 4.6%, to $33.8 million, primarily as the result of an increase of $163.4 million, or 4.0%, in average earning assets, partially offset by an increase of $85.9 million, or 2.8%, in interest-bearing liabilities and an increase of 3 basis points in the cost of funds.
In comparison to the prior linked-quarter, the net interest margin for the quarter decreased by 1 basis point to 3.20%, primarily due to an increase of 3 basis points in the rate paid on interest-bearing liabilities, partially offset by the benefit of higher average noninterest-bearing demand deposits which grew by $66.7 million, or 6.9%.
As compared to the same period a year ago, net interest income (tax equivalent) rose by $1.9 million to $33.8 million, or an increase of 5.9%, for the quarter, primarily due to a year over year increase of $354.0 million, or 9.1%, in average earning assets. This increase was partially offset by an increase in interest expense as average interest-bearing deposits grew by $232.1 million, or 9.1%, and the rate paid increased by 5 basis points.
The net interest margin was 3.20% for the quarter, a decrease of 10 basis points, as compared to 3.30% for the same period in 2016. The growth in lower-yielding other earning assets, mainly cash held in bank deposits, contributed to the decrease in the net interest margin, partially offset by steady growth in loan yields of 9 basis points. The decrease in the net interest margin was also driven by the higher cost of funds for the quarter, primarily resulting from an increase in the rate paid on interest-bearing deposits of 5 basis points.
Noninterest Income
On a linked-quarter basis, noninterest income decreased by $2.3 million, or 6.2%, largely due to a net decrease in other noninterest income of $1.6 million, or 109.5%, as a change in insurance providers resulted in a non-recurring gain of $1.0 million recorded in the previous quarter. Decreases were also noted in indirect lending activities of $786,000, or 17.8%, and SBA lending activities of $1.1 million, or 62.5%, as lower volume of loans sold resulted in lower gains on loan sales in both portfolios. As compared to the prior linked-quarter, indirect loan sales decreased by $40.4 million, or 26.6%, and SBA loan sales decreased by $4.4 million, or 45.7%. Mortgage banking activities was positively impacted by an increase of $1.1 million, or 4.2%, in gains on sale and fees stemming from increased mortgage production of $247.4 million, or 44.7%, and consistent product margins.
Noninterest income for the quarter of $35.1 million increased by $5.1 million, or 17.0%, as compared to the same period a year ago, primarily due to a net increase in noninterest income from mortgage banking activities of $7.7 million, or 39.8%. The stability of market interest rates over the year resulted in a smaller net MSR impairment of $636,000 for the quarter as compared to net MSR impairment of $8.6 million for the same period a year ago, driving $7.9 million of the year over year change in noninterest income from mortgage banking activities.
Partially offsetting the year over year increase in noninterest income from mortgage banking activities was a decrease of $1.1 million, or 23.9%, in noninterest income from indirect lending activities and a decrease of $1.2 million, or 64.0%, in noninterest income from SBA lending activities, primarily due to a year over year decrease in gains on loan sales. As compared to the same quarter a year ago, indirect loan sales decreased by $144.2 million, or 36.6%, and SBA loan sales decreased by $7.7 million, or 44.4%, respectively.
Noninterest Expense
On a linked-quarter basis, noninterest expense increased by $4.0 million, or 7.9%. Commissions expense increased by $1.9 million, or 25.2%, primarily due to higher mortgage loan production and to a lesser degree, due to guaranteed commissions paid to new mortgage originators in expansion markets executed late in the first quarter. Salaries and employee benefits grew by $414,000, or 1.6%, for the prior linked-quarter, mainly due to new hires in the mortgage and Wealth Management divisions. Professional and other services expense was $1.0 million, or, 24.2%, higher due to higher expenses paid to outside third parties, primarily for ongoing projects to build the operating infrastructure, gather data to comply with new and existing regulations, and compliance with new accounting standards.
Noninterest expense for the quarter of $54.6 million increased by $6.4 million, or 13.4%, as compared to the same period a year ago, mostly due to increased expenses associated with organic growth, primarily in the mortgage and Wealth Management divisions. Salaries and employee benefits and commissions increased by $3.3 million, or 10.3%, mainly due to an increase in the FTE count of approximately 120, or 9.5%, year over year and 59, or 4.5%, during the quarter. Occupancy expense increased by $687,000, or 17.1%, for the quarter, mainly due to increases in rental and property tax expenses as new mortgage production offices were established in Florida.
Professional and other services expense increased by $1.5 million, or 40.3%, for the quarter, mostly due to an increase in expenses paid to outside third parties as previously mentioned in the discussion of the linked-quarter results.
Other noninterest expense increased by $1.0 million, or 11.6%, for the quarter, mainly due to increases in operating costs as a result of the year over year growth in locations, customers and transactions.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South and parts of the Midwest. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2016 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended			As of or for the Six Months Ended
($ in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
INCOME STATEMENT DATA:
Interest income	$39,578	$37,642	$36,806	$77,220	$71,098
Interest expense	5,832	5,408	4,963	11,240	9,961
Net interest income	33,746	32,234	31,843	65,980	61,137
Provision for loan losses	750	2,100	3,128	2,850	3,628
Noninterest income	35,056	37,370	29,971	72,426	54,857
Noninterest expense	54,551	50,572	48,125	105,122	94,683
Net income	8,892	10,527	6,645	19,419	11,186
PERFORMANCE:
Earnings per common share - basic	$0.34	$0.40	$0.26	$0.74	$0.45
Earnings per common share - diluted	0.33	0.40	0.26	0.73	0.44
Total revenues	74,634	75,012	66,777	149,646	125,955
Book value per common share	14.21	14.09	13.17	14.21	13.17
Tangible book value per common share	13.72	13.58	12.60	13.72	12.60
Cash dividends paid per common share	0.12	0.12	0.12	0.24	0.24
Dividend payout ratio	35.29%	30.00%	46.15%	32.43%	53.33%
Return on average assets	0.78%	0.97%	0.64%	0.87%	0.55%
Return on average shareholders' equity	10.06%	11.78%	8.07%	10.87%	7.03%
Equity to assets ratio	8.23%	8.19%	7.84%	8.23%	7.84%
Net interest margin	3.20%	3.21%	3.30%	3.20%	3.29%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	$4,609,280	$4,531,057	$4,281,927	$4,609,280	$4,281,927
Earning assets	4,267,358	4,192,919	3,860,181	4,267,358	3,860,181
Loans, excluding Loans Held-for-Sale	3,332,132	3,354,926	3,190,707	3,332,132	3,190,707
Total loans	3,726,842	3,716,043	3,649,736	3,726,842	3,649,736
Total deposits	3,899,796	3,755,108	3,569,606	3,899,796	3,569,606
Shareholders' equity	379,399	371,302	335,870	379,399	335,870
Assets serviced for others	9,877,434	9,553,855	8,699,107	9,877,434	8,699,107
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$4,561,684	$4,409,492	$4,207,171	$4,487,294	$4,076,575
Earning assets	4,245,954	4,082,544	3,804,751	4,164,250	3,694,547
Loans, excluding Loans Held-for-Sale	3,339,694	3,320,992	3,161,676	3,330,343	3,094,142
Total loans	3,736,026	3,718,260	3,590,929	3,727,143	3,482,436
Total deposits	3,798,523	3,644,047	3,470,966	3,721,285	3,344,868
Shareholders' equity	354,475	362,321	331,056	360,103	320,004
Assets serviced for others	9,685,378	9,382,261	8,480,382	9,533,820	8,321,362
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.09%	0.16%	0.25%	0.14%	0.12%
Allowance to period-end loans	0.91%	0.91%	0.88%	0.91%	0.88%
Nonperforming assets to total loans, ORE and repossessions	1.50%	1.60%	1.55%	1.50%	1.55%
Allowance to nonperforming loans, ORE and repossessions	0.54x	0.51x	0.49x	0.54x	0.49x
SELECTED RATIOS:
Loans to total deposits	85.44%	89.34%	89.39%	85.44%	89.39%
Average total loans to average earning assets	87.99%	91.08%	94.38%	89.50%	94.26%
Noninterest income to total revenue	46.97%	49.82%	44.88%	48.40%	43.55%
Leverage ratio	8.36%	8.48%	8.46%	8.36%	8.46%
Common equity tier 1 capital	8.61%	8.37%	8.18%	8.61%	8.18%
Tier 1 risk-based capital	9.76%	9.51%	9.35%	9.76%	9.35%
Total risk-based capital	12.47%	12.20%	12.06%	12.47%	12.06%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$430,547	$350,502	$148,745
Investment securities available-for-sale	130,371	139,071	168,938
Investment securities held-to-maturity	15,593	15,977	17,224
Loans held-for-sale	394,710	361,117	459,029

Loans	3,332,132	3,354,926	3,190,707
Allowance for loan losses	(30,425)	(30,455)	(28,037)
Loans, net of allowance for loan losses	3,301,707	3,324,471	3,162,670

Premises and equipment, net	87,253	87,222	86,515
Other real estate, net	9,382	11,284	18,621
Bank owned life insurance	71,027	70,587	67,025
Servicing rights, net	108,216	105,039	78,820
Other assets	60,474	65,787	74,340
Total assets	$4,609,280	$4,531,057	$4,281,927

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$1,082,966	$1,005,372	$995,673
Interest-bearing deposits
Demand and money market	1,436,005	1,321,936	1,154,024
Savings	336,695	381,751	368,333
Time deposits	1,044,130	1,046,049	1,051,576
Total deposits	3,899,796	3,755,108	3,569,606

Short-term borrowings	164,896	239,466	215,833
Subordinated debt, net	120,521	120,488	120,388
Other liabilities	44,668	44,693	40,230
Total liabilities	4,229,881	4,159,755	3,946,057

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	208,699	206,590	196,913
Accumulated other comprehensive income, net	959	699	3,364
Retained earnings	169,741	164,013	135,593
Total shareholders’ equity	379,399	371,302	335,870
Total liabilities and shareholders’ equity	$4,609,280	$4,531,057	$4,281,927

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended			For the Six Months Ended
($ in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
INTEREST INCOME
Loans, including fees	$37,560	$36,083	$35,244	$73,643	$68,189
Investment securities	1,170	1,208	1,444	2,378	2,724
Other	848	351	118	1,199	185
Total interest income	39,578	37,642	36,806	77,220	71,098
INTEREST EXPENSE
Deposits	3,891	3,449	3,211	7,340	6,476
Short term borrowings	502	392	311	894	605
Subordinated debt	1,439	1,567	1,441	3,006	2,880
Total interest expense	5,832	5,408	4,963	11,240	9,961
Net interest income	33,746	32,234	31,843	65,980	61,137
Provision for loan losses	750	2,100	3,128	2,850	3,628
Net interest income after provision for loan losses	32,996	30,134	28,715	63,130	57,509
NONINTEREST INCOME
Service charges on deposit accounts	1,481	1,455	1,433	2,936	2,803
Other fees and charges	2,021	1,871	1,858	3,892	3,524
Mortgage banking activities	26,956	25,869	19,287	52,825	34,022
Indirect lending activities	3,640	4,426	4,782	8,066	9,046
SBA lending activities	681	1,818	1,893	2,499	3,127
Bank owned life insurance	419	439	494	858	948
Securities gains	—	—	200	—	282
Other	(142)	1,492	24	1,350	1,105
Total noninterest income	35,056	37,370	29,971	72,426	54,857
NONINTEREST EXPENSE
Salaries and employee benefits	25,852	25,438	22,576	51,290	45,630
Commissions	9,384	7,498	9,366	16,882	15,965
Occupancy, net	4,700	4,163	4,013	8,863	8,397
Professional and other services	5,052	4,067	3,600	9,119	7,633
Other	9,563	9,406	8,570	18,969	17,058
Total noninterest expense	54,551	50,572	48,125	105,123	94,683
Income before income tax expense	13,501	16,932	10,561	30,433	17,683
Income tax expense	4,609	6,405	3,916	11,014	6,497
NET INCOME	$8,892	$10,527	$6,645	$19,419	$11,186

EARNINGS PER COMMON SHARE:
Basic	$0.34	$0.40	$0.26	$0.74	$0.45
Diluted	$0.33	$0.40	$0.26	$0.73	$0.44
Weighted average common shares outstanding-basic	26,433	26,335	25,481	26,384	24,877
Weighted average common shares outstanding-diluted	26,547	26,477	25,961	26,512	25,401

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Commercial	$796,699	$802,905	$784,737	$789,674	$797,286
SBA	145,311	149,727	149,779	145,890	144,083
Total commercial and SBA loans	942,010	952,632	934,516	935,564	941,369

Construction loans	248,926	249,465	238,910	228,887	217,568

Indirect automobile	1,531,761	1,565,298	1,575,865	1,631,903	1,512,406
Installment loans and personal lines of credit	31,225	31,647	33,225	34,181	46,532
Total consumer loans	1,562,986	1,596,945	1,609,090	1,666,084	1,558,938
Residential mortgage	433,544	418,941	386,582	370,465	336,896
Home equity lines of credit	144,666	136,943	133,166	131,311	135,936
Total mortgage loans	578,210	555,884	519,748	501,776	472,832
Loans held for investment	3,332,132	3,354,926	3,302,264	3,332,311	3,190,707

Loans held-for-sale:
Residential mortgage	279,292	201,661	252,712	291,030	299,616
SBA	15,418	9,456	12,616	10,587	9,413
Indirect automobile	100,000	150,000	200,000	150,000	150,000
Total loans held-for-sale	394,710	361,117	465,328	451,617	459,029
Total loans	$3,726,842	$3,716,043	$3,767,592	$3,783,928	$3,649,736

Noncovered loans	$3,324,024	$3,345,667	$3,286,336	$3,315,448	$3,171,137
Covered loans	8,108	9,259	15,928	16,863	19,570
Loans held-for-sale	394,710	361,117	465,328	451,617	459,029
Total loans	$3,726,842	$3,716,043	$3,767,592	$3,783,928	$3,649,736

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Quarter Ended
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
($ in thousands)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$1,027,909	—%	$961,188	—%	$978,909	—%	$1,004,924	—%	$932,448	—%
Interest-bearing demand deposits	1,363,651	0.37%	1,244,955	0.31%	1,179,837	0.25%	1,151,152	0.26%	1,129,179	0.26%
Savings deposits	357,712	0.32%	387,007	0.36%	350,885	0.33%	370,011	0.35%	355,801	0.32%
Time deposits	1,049,248	0.90%	1,050,897	0.83%	1,052,082	0.89%	1,047,044	0.86%	1,053,538	0.84%
Total average deposits	$3,798,520	0.41%	$3,644,047	0.38%	$3,561,713	0.38%	$3,573,131	0.37%	$3,470,966	0.37%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
NONPERFORMING ASSETS
Nonaccrual loans (2) (6)	$37,894	$38,377	$35,358	$32,796	$33,435
Loans past due 90 days or more and still accruing	7,210	8,414	6,189	6,140	3,653
Repossessions	1,779	1,654	2,274	1,747	1,067
Other real estate (ORE)	9,382	11,284	14,814	16,926	18,621
Nonperforming assets	$56,265	$59,729	$58,635	$57,609	$56,776

ASSET QUALITY RATIOS
Loans 30-89 days past due	$7,181	$11,735	$7,707	$7,304	$6,705
Loans 30-89 days past due to loans	0.22%	0.35%	0.23%	0.22%	0.21%
Loans past due 90 days or more and still accruing to loans	0.22%	0.25%	0.19%	0.18%	0.11%
Nonperforming loans as a % of loans	1.35%	1.39%	1.26%	1.17%	1.16%
Nonperforming assets to loans, ORE, and repossessions	1.51%	1.60%	1.55%	1.51%	1.55%
Classified Asset Ratio(4)	20.14%	20.97%	21.22%	21.47%	21.79%
ALL to nonperforming loans	67.46%	65.09%	71.81%	76.38%	75.60%
Net charge-offs, annualized to average loans	0.09%	0.16%	0.28%	—%	0.25%
ALL as a % of loans	0.91%	0.91%	0.90%	0.89%	0.88%
ALL as a % of loans, excluding acquired loans(5)	0.98%	0.98%	0.99%	0.98%	0.97%

CLASSIFIED ASSETS
Classified loans(1)	$71,040	$71,082	$68,128	$67,826	$62,120
ORE and repossessions	11,162	12,938	17,088	16,792	16,396
Total classified assets(3)	$82,202	$84,020	$85,216	$84,618	$78,516

(1) Amount of SBA guarantee included in classified loans	$7,458	$5,213	$7,735	$8,665	$5,007
(2) Amount of repurchased government-guaranteed loans, primarily residential mortgage loans, included in nonaccrual loans	$12,502	$12,287	$7,771	$4,648	$2,388
(3) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share and purchase discounts
(4) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses
(5) Allowance calculation excludes the recorded investment of acquired loans, due to valuation calculated at acquisition
(6) Excludes purchased credit impaired (PCI) loans which are not removed from their accounting pool

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Average loans outstanding(1)	$1,675,644	$1,756,958	$1,702,006	$1,726,342	$1,642,829
Loans serviced for others	1,216,296	1,197,160	1,130,289	1,152,636	1,219,909
Past due loans:
Amount 30+ days past due	1,535	2,223	2,972	1,585	1,588
Number 30+ days past due	143	200	252	135	129
30+ day performing delinquency rate(2)	0.09%	0.13%	0.17%	0.09%	0.10%
Nonperforming loans	$1,363	$1,778	$1,278	$1,231	$887
Nonperforming loans as a percentage of period end loans(2)	0.08%	0.10%	0.07%	0.07%	0.05%
Net charge-offs	$1,332	$1,502	$1,306	$895	$751
Net charge-off rate(3)	0.35%	0.39%	0.32%	0.23%	0.20%
Number of vehicles repossessed during the period	147	154	164	145	120
Average beacon score	758	758	758	758	756
Production by state:
Alabama	$10,399	$14,452	$11,613	$18,296	$21,820
Arkansas	26,569	33,602	32,789	48,143	44,548
Florida	49,976	65,053	56,432	71,530	77,108
Georgia	28,091	36,178	29,150	43,948	51,253
Louisiana	45,306	56,046	49,849	57,039	60,557
Mississippi	20,136	21,370	17,784	26,260	28,414
North Carolina	14,110	15,858	13,734	21,874	25,159
Oklahoma	1,051	1,635	1,780	945	1,238
South Carolina	11,232	15,020	11,953	14,146	17,031
Tennessee	10,012	14,143	12,963	18,661	21,683
Texas	26,542	32,902	24,942	31,851	32,522
Virginia	6,292	10,282	6,063	8,937	12,546
Total production by state	$249,716	$316,541	$269,052	$361,630	$393,879
Loan sales	$151,996	$192,435	$97,916	$64,793	$175,991
Portfolio yield(1)	2.84%	2.87%	2.88%	2.81%	2.77%

(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	For the Quarter Ended
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Marketing gain, net	$21,355	$18,677	$19,364	$25,240	$22,734
Origination points and fees	4,189	3,021	3,786	3,911	4,101
Loan servicing revenue	5,379	5,341	5,088	4,896	4,631
Gross mortgage revenue	$30,923	$27,039	$28,238	$34,047	$31,466
Less:
MSR amortization	(3,331)	(3,158)	(3,918)	(4,414)	(3,610)
MSR (impairment) / recovery, net	(636)	1,989	13,144	458	(8,569)
Total income from mortgage banking activities	$26,956	$25,870	$37,464	$30,091	$19,287

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Production by region:
Georgia	$519,497	$395,404	$532,177	$580,170	$526,446
Florida	95,983	46,365	46,140	44,849	45,339
Alabama/Tennessee(2)	7,294	3,600	5,485	7,307	8,892
Virginia/Maryland	143,885	81,901	139,283	160,959	160,644
North and South Carolina	33,767	25,727	33,783	31,332	33,497
Total retail	800,426	552,997	756,868	824,617	774,818
Wholesale	—	—	—	3,507	40,233
Total production by region	$800,426	$552,997	$756,868	$828,124	$815,051

% for purchases	89.6%	80.9%	61.3%	66.7%	76.8%
% for refinance loans	10.4%	19.1%	38.7%	33.3%	23.2%

Portfolio Production	$46,902	$51,061	$38,907	$45,586	$47,847

Funded loan type (UPB):
Conventional	62.5%	63.9%	68.9%	68.9%	65.9%
FHA/VA/USDA	24.6%	24.2%	21.6%	22.2%	23.3%
Jumbo	12.9%	11.9%	9.5%	8.9%	10.8%

Gross pipeline of locked loans to be sold (UPB)	$360,551	$374,739	$211,921	$394,773	$387,777
Loans held for sale (UPB)	$271,714	$195,772	$250,094	$281,418	$288,734

Total loan sales (UPB)	$689,073	$566,003	$758,775	$796,379	$712,712
Conventional	63.6%	69.9%	72.8%	70.0%	70.5%
FHA/VA/USDA	26.6%	23.0%	22.6%	24.0%	23.0%
Jumbo	9.8%	7.1%	4.6%	6.0%	6.5%

Average loans outstanding(1)	$664,099	$592,537	$634,511	$635,529	$598,403

(1) Includes held-for-sale
(2) Tennessee added in Q1 2017

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
THIRD PARTY MORTGAGE LOAN SERVICING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Loans serviced for others (UPB)	$8,357,934	$8,067,426	$7,787,470	$7,489,954	$7,200,540
Average loans serviced for others (UPB)	$8,304,065	$8,013,761	$7,625,384	$7,337,291	$7,022,718

MSR book value, net of amortization	$102,549	$98,550	$95,282	$90,982	$87,652
MSR impairment	(7,799)	(7,163)	(9,152)	(22,295)	(22,753)
MSR net carrying value	$94,750	$91,387	$86,130	$68,687	$64,899
MSR carrying value as a % of period end UPB	1.13%	1.13%	1.11%	0.92%	0.90%

Delinquency % loans serviced for others	1.02%	0.53%	0.69%	0.76%	0.55%

MSR revenue multiple(1)	4.38	4.25	4.14	3.44	3.42

(1) MSR carrying value (period end) to period end loans serviced for others divided by the ratio of annualized mortgage loan servicing revenue to average mortgage loans serviced for others

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NET INTEREST MARGIN
(UNAUDITED)

	For the Quarter Ended
	June 30, 2017		March 31, 2017		June 30, 2016
	Average	Yield/	Average	Yield/	Average	Yield/
($ in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,736,026	4.04%	$3,718,260	3.94%	$3,590,929	3.95%
Investment securities (1)	164,037	2.97%	171,853	3.02%	202,000	2.97%
Other earning assets	345,891	0.98%	192,431	0.74%	99,037	0.48%
Total interest-earning assets	4,245,954	3.75%	4,082,544	3.75%	3,891,966	3.81%
Noninterest-earning assets:
Cash and due from banks	44,132		38,578		29,956
Allowance for loan losses	(30,116)		(29,788)		(26,674)
Premises and equipment, net	87,332		87,792		88,070
Other real estate	10,907		14,147		19,481
Other assets	203,475		216,219		204,372
Total noninterest-earning assets	315,730		326,948		315,205
Total assets	$4,561,684		$4,409,492		$4,207,171
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand and money market deposits	$1,363,651	0.37%	$1,244,955	0.31%	$1,129,179	0.26%
Savings deposits	357,712	0.32%	387,007	0.36%	355,801	0.32%
Time deposits	1,049,248	0.90%	1,050,897	0.83%	1,053,538	0.84%
Total interest-bearing deposits	2,770,611	0.56%	2,682,859	0.52%	2,538,518	0.51%
Other short-term borrowings	243,359	0.83%	245,262	0.65%	244,944	0.51%
Subordinated debt	120,505	4.79%	120,472	5.28%	120,372	4.81%
Total interest-bearing liabilities	3,134,475	0.75%	3,048,593	0.72%	2,903,834	0.69%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	1,027,909		961,188		932,448
Other liabilities	44,825		37,390		39,833
Shareholders’ equity	354,475		362,321		331,056
Total noninterest-bearing liabilities and shareholders’ equity	1,427,209		1,360,899		1,303,337
Total liabilities and shareholders’ equity	$4,561,684		$4,409,492		$4,207,171
Net interest spread		3.00%		3.03%		3.12%
Net interest margin		3.20%		3.21%		3.30%

(1) Yield / Rate is calculated using interest income including the effect of taxable-equivalent adjustments utilizing a 35% tax rate.